Exhibit 23.1
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
      We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-113220) of Dynavax Technologies Corporation pertaining to the 1997 Equity Incentive Plan, the 2004 Stock Incentive Plan and the 2004 Employee Stock Purchase Plan of Dynavax Technologies Corporation of our report dated February 4, 2005 except for the second paragraph of Note 7 as to which the date is March 18, 2005, with respect to the Consolidated Financial Statements of Dynavax Technologies Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP
Palo Alto, California
March 18, 2005